EXHIBIT 99.1

For information contact:
Investors and Media: Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519 729 7998 or ir@mdsi.ca

NEWS RELEASE

MDSI Promotes Neil McDonnell to COO

Cost cutting to yield US$3 million annual savings

Richmond, B.C. (September 23, 2004) – MDSI Mobile Data Solutions (Nasdaq: MDSI; TSX: MMD) has named Neil McDonnell Chief Operating Officer. In his new role, Mr. McDonnell will be responsible for MDSI’s worldwide sales, marketing and operations. Mr. McDonnell has been MDSI’s Senior Vice President Sales and Operations for the Americas and Asia since January 2004.

Erik Dysthe, MDSI’s President and CEO stated, “Neil has run a technology company before, and from day one at MDSI he has performed extremely well. I am confident that Neil will build on his excellent track record in his expanded role.”

Prior to joining MDSI, Mr. McDonnell worked for over 15 years in the high technology industry, including most recently as President and CEO of Vancouver’s Intrinsyc Software International Inc., designers and manufacturers of intelligent devices and networking software for Global 2000 companies. Prior to this, Mr. McDonnell was Executive Vice President and General Manager of Plexus Systems, and Vice President Sales and Marketing with both Dynapro and Epic Data International Inc. Mr. McDonnell has also held the position of Managing Director at Epic Data Europe and various sales and operations positions at Northern Telecom.

MDSI has also completed a program to reduce operating costs by US$3 million a year. According to Dysthe, “We have won some good business in Q3, expect more of the same in Q4, and have a sales pipeline that should see us grow further in 2005. I want MDSI to meet those opportunities running efficiently and profitably. I believe that these streamlining changes will achieve that goal. MDSI has been very profitable in the past, and will be again.”

To achieve the savings, MDSI has reduced headcount by 30 staff and trimmed non-payroll costs, resulting in an approximate US$1.5 million charge to earnings in the quarter ending September 30, 2004. MDSI expects the cost savings to pay for the charge within two quarters.

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About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 325 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi-advantex.com.

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This press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements.   Forward-looking statements in this release include statements regarding: MDSI’s expectations regarding the amount and timing of revenues and earnings in future periods; MDSI’s expectations regarding the amount and timing of expenses in future periods; MDSI’s expectations regarding the benefits of its plan to reduce operating costs and the expectations that such cost savings will be realized; and MDSI’s expectations regarding the growth of its sales pipeline in 2004 and 2005.   Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possibility that our potential customers will defer purchasing decisions due to economic, political or other conditions or will purchase products offered by our competitors; the failure of MDSI to maintain anticipated levels of expenses in future periods and the risk that cost reduction efforts may adversely affect the ability of MDSI to achieve its business objectives; the risks associated with the collection of accounts receivable; the risks associated with technical difficulties or delays in product introductions and improvements; product development, product pricing or other initiatives of MDSI’s competitors; and other risks and uncertainties detailed in MDSI’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.